Exhibit 10.5

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***].”  SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LEASE AGREEMENT

Province / District	:	Adana / Seyhan

District / Street / Number	:	Zeytinli Mah., Turhan Cemal Beriker Blv., No: 625/A

Plot No	:	12066

Sheet	:	O34-A-04-A

Parcel	:	8

Municipality Address Number	:	1866463316

Type of Leased Property	:	—Project m2 [***] Workplace

Lessor

Name, Surname / Title	:	EMRENES ORMAN ÜRÜNLERİ SAN. VE TİC. LTD. ŞTİ.

Tax Office	:	Seyhan VD 9950020493

Address	:	Fevzipaşa Mah. Turhan Cemal Beriker Bulv. No: 388/A., Seyhan/ ADANA

Tel	:	[***]

Lessee’s

Name, Surname / Title	:	D-Market Elektornik Hizmetler ve Tic. A.Ş. (“Lessee”)

Tax Office	:	Boğaziçi Kurumlar V.D. 2650179910

Lessee’s Address	:	Kuştepe Mah., Mecidiyeköy Yolu Cad., No: 12, Kule 2, Kat: 2, Şişli, İstanbul

One Month Rental Equivalent	:	Monthly rental fee shall be invoiced according to the project m2 for the project m~ unit price [***].

Payment of Rent	:	The rent shall be paid monthly to the Lessor’s accounts in advance on the first Thursday of each month as set out in

Article 14 of this Agreement.

Rental Period	:	5 (five) years

Beginning of the Lease	:	This lease agreement shall enter into force upon the transfer of the Lessee to the warehouse to be built according to the project.

Delivery Status of the Leased Property	:	It is clean, empty and ready to use.

What the Leased Property Will Be Used for	:	Workplace / Warehouse

Special Conditions

1.                            The lessee shall use the leased property as a workplace/warehouse, and leases aforementioned property for this purpose.

2.                            The Lessor is liable for the leased property in a condition suitable for the intended use during the term of the agreement and in a way that paint, paintwork, mechanical, electrical and architectural equipment are made and the fixtures specified in this agreement are new and working. Upon the termination of the agreement, the lessee shall evacuate the leased property as received and with a report.

3.                            After the delivery of the workplace by the Lessor, the Lessor is obliged to immediately carry out all maintenance, repair, modification and renewal operations required due to the normal use of the leased property, including but not limited to mechanical and electrical systems, whitewash, paint, decoration, exterior and all fixtures of the leased property and the expenses of the essential repairs to be made to the leased property.

4.                            The LESSEE is obliged to return the leased property as received, except for wear, deterioration and decrease caused by ordinary use. The lessee shall be responsible for damages to the leased property caused by his/her own intention and negligence other than ordinary use. However, the LESSEE is not responsible for any loss, deterioration and/or wear in the leased property due to its contractual use and/or ordinary use.

5.                            The Lessor is responsible for all defects, including hidden defects that may arise after the delivery of the leased property to the Lessee.  In such a case, the Lessee shall notify the Lessor of such defect and the Lessor shall immediately remedy the defect at its own expense.  If the Lessor does not remedy the defect, the Lessee shall make the necessary repairs and maintenance to the Lessor’s account and shall deduct the expenses incurred from the rental price of the next month.  However, if the notification of the said defect to the Lessor and the repair and maintenance operations by the Lessor take time and cause damage to the Lessee, the Lessee shall repair the said defect to the account of the Lessor without notifying the Lessor and shall deduct the costs incurred from the rental price of the following month.

6.                            The Lessor agrees that Doğan Online and Doğan Group affiliates and group companies may use the leased place in this lease agreement in the capacity of sub-tenant without the prior written consent of the Lessor.  Apart from these, the Lessee may not transfer and assign, sub-lease or transfer the right to use the leased property in whole or in part without the prior written consent of the Lessor.

7.                            The Lessee may hang all kinds of announcements and signs in the places permitted in the management plan if he/she adheres to the management plan of the leased property and pays all kinds of taxes.

8.                            The Lessee shall be able to make all kinds of renovations and decorations without touching the static structure of the building for the use of the rented place as a workplace.  The LESSEE is free to take the add-ons and portable decorations made without damaging the main building at the time of evacuation.  The LESSOR shall not claim any rights and receivables in this context if the leased property is returned to the LESSOR exactly as it was delivered to the LESSEE.

9.                            As of the rental period of the leased place, natural gas, electricity, water, fuel, telephone and internet expenses and apartment maintenance expenses shall be borne by the Lessee.

10.                     The Lessee shall take out the mandatory insurance related to the leased property.  Liabilities related to the leased property (including municipal real estate taxes) etc.  Ancillary expenses decided by the Lessor and/or the Site and/or Apartment management and the renewal costs of the leased or peripheral fixtures belong to the Lessor. LESSEE does not have any responsibility in this context

11.                     The Lessee agrees and undertakes that he will take the Electricity, Water, Natural Gas, Telephone and Internet subscriptions on himself and will pay the bills for lease period and terminate the subscriptions when he evacuates the leased property.

12.                     Rental fees shall be deposited monthly in advance to the Lessor’s account specified in Article 14 on the first Thursday of each month.

13.                     The lease agreement has been concluded for 5 years.  The Lessee may terminate this lease agreement at any time during the term of the agreement without any justification by giving 60 days’ notice. The Lessee is obliged to pay the rent incurred in this case to the Lessor, but the Lessor accepts and undertakes not to make any claim for the unborn rent.  If the Lessee does not terminate this agreement, the agreement shall deemed automatically extended for periods of 1-year at the end of 5 years.  Annual rent increase rate for the following years after the first year will be determined by increasing the rate of Consumer Price Index + producer price index (12-month average)/2 .

14.                     The monthly rental fee shall be deposited to the following bank account number of the lessor company on the first Thursday of each month starting after the rental start date.

Emrenes Orman Ürünleri San. Ve Tic. Ltd. Şti.

Amount to be Paid Monthly: [***]

Bank / Branch: [***] Branch

IBAN No: TR [***]

15.                     The Lessee shall pay the amount of the rent corresponding to the day of use of that month, not the whole of the rental price, in the month in which the lessee enters the leased place.

16.                     In the event that the Lessee does not obtain a “Business License” from the municipality to which the leased place is affiliated, the lessee may terminate the lease agreement without compensation immediately after the license application is rejected.  In such a case, the Lessee shall pay the rent born for the period until the notice of termination, but shall not pay the unborn rent for the following months.  In case a deposit is paid to the Lessor, the Lessor shall immediately return the paid deposit to the Lessee.

17.                     The parties are obliged to notify the other party in writing of the address changes within 7 (seven) days.  If this notification is not made, the notifications sent to the current address in the agreement will have all legal consequences of a legally valid notification.

18.                     The provisions of the Law No. 6570, the Code of Obligations and the relevant legislation shall apply to the matters not covered by this agreement.

19.                     The Lessor shall not claim the rental price from the existing 5000m2 immovable registered in Adana Province Seyhan District 12066 Block 9 Parcel until 30.11.2020, provided that the leased property subject to the agreement is built and delivered by 30.11.2020 and provided that it is leased by the lessees under the terms of this agreement.  The Lessor accepts, declares and undertakes that he/she will not claim any rights/receivables from the Lessee before the beginning of the lease, that he/she will not demand any fee from the Lessee, and that the Lessee’s obligation to pay the rent will start after the signing of this agreement.

20.                     The Lessor undertakes to build and deliver the leased property by 30.11.2020.  If the Lessor fails to fulfill this obligation, the Lessee shall pay the penal clause equal to the amount of half of the 1-month rental fee.

21.                     Istanbul Courts and Enforcement Offices are authorized in all disputes arising from this agreement.

22.                     The Lessee shall be responsible for the payment of the VAT.  However, the parties shall equally pay the Stamp Tax subject to this Agreement.

23.                     This lease agreement consisting of 23 (twenty-three) articles was issued in two copies and entered into force on 31/08/2020 by the parties.

LESSEE:	LESSOR:

D-MARKET ELEKTRONİK HİZM. VE TİC. A.Ş.	EMRENES ORMAN ÜRÜN. SAN. VE TİC. LTD. ŞTİ.

(Boğaziçi Kurumlar VD. V.D. 2650179910)	(Seyhan V.D. 9950020493)

/S/ D-MARKET Elektornik Hizm. ve Tic. A.Ş.	/S/ Emrenes Orman Ürün. San. ve Tic. LTD. ŞTİ.